Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES FOURTH-QUARTER EARNINGS

OF $0.30 PER DILUTED SHARE

Price and Cost Control, Productivity and Better-Than-Expected Volume Drive Results

THOMASVILLE, N.C. — (January 29, 2009) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and year ended December 31, 2008. Revenue for the quarter was $335.8 million, a decline of 6.4% from $358.7 million for the fourth quarter of 2007. Net income was $11.0 million, or $0.30 per diluted share, for the fourth quarter of 2008 compared with $15.7 million, or $0.42 per diluted share, for the fourth quarter of 2007. Old Dominion’s operating ratio was 93.2% for the latest quarter versus 91.6% for the fourth quarter of 2007.

For 2008, revenue increased 9.7% to $1.54 billion from $1.40 billion for 2007. Net income decreased 4.4% to $68.7 million, or $1.84 per diluted share, from $71.8 million, or $1.93 per diluted share, for 2007. The Company’s operating ratio was 91.6% for 2008 compared with 90.7% for 2007.

Earl Congdon, Executive Chairman of Old Dominion, said, “Old Dominion’s fourth quarter results reflect the depth of this recessionary economic environment and the impact it is having on our shipment and tonnage levels. When we revised our annual earnings guidance on December 23, 2008, we projected a 6% to 7% decline in comparable-period tonnage for the fourth quarter based on per-day tonnage trends at that time. We finished December stronger than we had anticipated and, as a result, our fourth quarter tonnage declined only 4.9%. Despite this decline, we were able to maintain our pricing discipline and increase our market share by continuing to provide superior service to our customers.

“We believe our commitment to providing best-in-class service, especially in this environment, is a key differentiator for Old Dominion. Shippers have come to expect and rely on consistent service in order to keep their supply chains functioning as cost effectively as possible, especially in periods with reduced shipment volumes. We believe the consistent execution of our service strategy will allow us to continue to gain market share while enhancing our ability to take advantage of growth opportunities following an economic recovery or industry consolidation.

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500 Old Dominion Way — Thomasville, North Carolina 27360 — (336) 889-5000

www.odfl.com

ODFL Reports Fourth-Quarter Earnings

January 29, 2009

“Our pricing was relatively stable for the quarter, considering the competitiveness of the pricing environment. We remain committed to our disciplined pricing philosophy and believe that our focus on yield management is greatly supported by our results and critical to our ongoing profitability. Revenue per hundredweight declined 2.2% from the fourth quarter of 2007 due to the decline in our fuel surcharges as well as the 7.8% increase in weight per shipment and 3.3% decrease in length of haul. These changes in weight per shipment and length of haul were also the primary cause of the 1.4% decline in revenue per hundredweight, excluding fuel surcharges, for the fourth quarter.

“In addition to our pricing discipline, Old Dominion focused on maintaining labor costs at the appropriate levels for our volumes, and we effectively managed our variable costs. As a result, we continued to improve the efficiency of our operations compared to the fourth quarter of 2007 and offset a portion of the significant deleveraging effect of the decline in tonnage. We increased our laden-load average, pickup and delivery shipments per hour and platform pounds per hour; therefore, direct labor costs improved as a percent of revenue. These accomplishments were supported by our long-term and ongoing investments in technology and operating infrastructure.

“Capital expenditures for 2008 totaled $187 million and were entirely funded with cash provided by our operating activities. Our debt to total capitalization declined to 31.1% at the end of 2008 from 35.0% at the end of 2007. We continue to maintain significant liquidity with $29.0 million of cash and short-term investments at year-end and $175 million of available borrowing capacity on our revolving credit facility, which is not scheduled to mature until August 2011. Cash provided by operating activities is expected to fund a substantial majority of the approximately $190 million in planned capital expenditures for 2009. We believe our strong financial position is another differentiating competitive advantage in the current economic environment, and it also provides us ample flexibility to consider real estate or market share opportunities that may arise due to difficult industry conditions.

“Although our tonnage did not decline as much as expected for the fourth quarter, the rate of comparable-period decline in tonnage expanded each month of the quarter. Tonnage has not improved in early 2009, but severe winter weather in many parts of the country has reduced the comparability of our January 2009 results to either January or December of 2008. Based on the current economic environment, however, we are not optimistic about the prospects for significant near-term improvement in demand. We believe our current lack of visibility for 2009, due to a highly uncertain economy, makes it impractical to provide financial guidance, and accordingly, we are suspending this practice until further notice.”

Mr. Congdon concluded, “We do not underestimate the challenges the economic environment poses for our customers and our operations. However, we believe we have demonstrated both our preparedness to weather these conditions and our ability to produce long-term profitable growth through the strengths of Old Dominion’s business model, financial position, experienced management team and dedicated employees.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Standard Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any

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ODFL Reports Fourth-Quarter Earnings

January 29, 2009

necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through February 28, 2009. A telephonic replay will also be available through February 7, 2009 at (719) 457-0820, Confirmation Number 3004857.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (3) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the availability and cost of capital for the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

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ODFL Reports Fourth-Quarter Earnings

January 29, 2009

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended December 31,		% Chg.	Twelve Months Ended December 31,		% Chg.
	2008	2007		2008	2007
Revenue from operations	$335,836	$358,685	(6.4)%	$1,537,724	$1,401,542	9.7%
Operating income	$22,797	$30,226	(24.6)%	$129,070	$129,937	(0.7)%
Operating ratio	93.2%	91.6%		91.6%	90.7%
Net income	$11,048	$15,712	(29.7)%	$68,677	$71,832	(4.4)%
Basic and diluted earnings per share	$0.30	$0.42	(28.6)%	$1.84	$1.93	(4.7)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Fourth-Quarter Earnings

January 29, 2009

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	Fourth Quarter					Year To Date
	2008		2007		% Chg.	2008		2007		% Chg.
Revenue	$335,836	100.0%	$358,685	100.0%	(6.4)%	$1,537,724	100.0%	$1,401,542	100.0%	9.7%

Operating expenses:
Salaries, wages & benefits	185,127	55.1%	191,516	53.4%	(3.3)%	804,636	52.3%	751,371	53.6%	7.1%
Operating supplies & expenses	54,733	16.3%	68,665	19.1%	(20.3)%	305,158	19.9%	238,879	17.0%	27.7%
General supplies & expenses	9,331	2.8%	9,836	2.7%	(5.1)%	44,674	2.9%	40,075	2.9%	11.5%
Operating taxes & licenses	12,007	3.6%	13,168	3.7%	(8.8)%	52,648	3.4%	50,874	3.6%	3.5%
Insurance & claims	11,530	3.4%	6,771	1.9%	70.3%	34,859	2.3%	33,347	2.4%	4.5%
Communications & utilities	3,927	1.2%	3,585	1.0%	9.5%	15,345	1.0%	15,023	1.1%	2.1%
Depreciation & amortization	22,356	6.6%	20,813	5.8%	7.4%	87,083	5.7%	79,863	5.7%	9.0%
Purchased transportation	8,652	2.6%	10,659	3.0%	(18.8)%	43,035	2.8%	43,889	3.1%	(1.9)%
Building and office equipment rents	3,655	1.1%	3,144	0.9%	16.3%	14,556	0.9%	11,910	0.8%	22.2%
Miscellaneous expenses, net	1,721	0.5%	302	0.1%	469.9%	6,660	0.4%	6,374	0.5%	4.5%

Total operating expenses	313,039	93.2%	328,459	91.6%	(4.7)%	1,408,654	91.6%	1,271,605	90.7%	10.8%

Operating income	22,797	6.8%	30,226	8.4%	(24.6)%	129,070	8.4%	129,937	9.3%	(0.7)%

Other deductions:
Interest expense, net	3,126	0.9%	3,179	0.9%	(1.7)%	13,012	0.8%	12,960	0.9%	0.4%
Other expense (income), net	1,479	0.5%	1,566	0.4%	(5.6)%	3,392	0.2%	1,182	0.1%	187.0%

Income before income taxes	18,192	5.4%	25,481	7.1%	(28.6)%	112,666	7.4%	115,795	8.3%	(2.7)%

Provision for income taxes	7,144	2.1%	9,769	2.7%	(26.9)%	43,989	2.9%	43,963	3.2%	0.1%

Net income	$11,048	3.3%	$15,712	4.4%	(29.7)%	$68,677	4.5%	$71,832	5.1%	(4.4)%

Earnings per share:

Basic and diluted	$0.30		$0.42		(28.6)%	$1.84		$1.93		(4.7)%

Weighted average outstanding shares:

Basic and diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Fourth-Quarter Earnings

January 29, 2009

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year To Date
Operating Statistics	2008	2007	% Chg.	2008	2007	% Chg.
Operating ratio	93.2%	91.6%	1.7%	91.6%	90.7%	1.0%
Intercity miles *	77,396	83,703	(7.5)%	334,219	325,268	2.8%
Total tons *	1,265	1,330	(4.9)%	5,545	5,271	5.2%
Total shipments *	1,476	1,673	(11.8)%	6,691	6,765	(1.1)%
Revenue per intercity mile	$4.34	$4.29	1.2%	$4.60	$4.31	6.7%
Rev/cwt ‡	$13.18	$13.47	(2.2)%	$13.88	$13.30	4.4%
Rev/cwt less FSC ‡	$11.40	$11.56	(1.4)%	$11.49	$11.65	(1.4)%
Rev/shp ‡	$225.91	$214.21	5.5%	$229.99	$207.24	11.0%
Rev/shp less FSC ‡	$195.39	$183.75	6.3%	$190.44	$181.47	4.9%
Weight per shipment	1,714	1,590	7.8%	1,657	1,558	6.4%
Average length of haul	891	921	(3.3)%	901	926	(2.7)%

*	- In thousands
‡	- For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2008	December 31, 2007

(In thousands)
Current assets	$209,230	$216,277
Net property and equipment	824,485	721,450
Other assets	41,190	43,321

Total assets	$1,074,905	$981,048

Current maturities of long-term debt	$11,972	$12,193
Other current liabilities	130,218	115,530

Total current liabilities	142,190	127,723
Long-term debt	240,017	251,561
Other non-current liabilities	134,569	112,312

Total liabilities	516,776	491,596
Equity	558,129	489,452

Total liabilities & equity	$1,074,905	$981,048

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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